                                                                   Exhibit 99(a)


FOR IMMEDIATE RELEASE               Contact:         Alan Gold
                                                    (301) 208-8998

             GHS, INC. ANNOUNCES CONSUMMATION OF INTERNET INITIATIVE
                      AND COMPLETION OF PRIVATE PLACEMENT:
       INTERNET SITES TO FOCUS ON SELF-IMPROVEMENT, MOTIVATION & EDUCATION


ROCKVILLE, MD (MAY 28, 1999) -- GHS, Inc. (GHSI: OTCBB) today announced the creation of an Internet initiative for an online network to focus on personal and professional improvement.

GHS has consummated the acquisition of ChangeYourLife.com, LLC, a company founded by Anthony J. Robbins that is engaged in the development of a web site for personal and professional improvement. ChangeYourLife.com, LLC has an agreement with Anthony J. Robbins and his operating company, Robbins Research International Inc. that makes GHS the exclusive online source for Robbins' training, courses, content and publications.

GHS also announced today the completion of the sale in a private placement of shares of its preferred stock, convertible into approximately 1.8 million shares of common stock, raising gross proceeds of approximately $16 million.

In addition, GHS has completed its acquisition of Brainfuel.com, the online arm of The Learning Annex and has the option to purchase The Learning Annex's traditional offline business. As a result of this acquisition, GHS has exclusive online access to educational content and materials covering a wide range of topics.

After giving effect to these transactions, GHS will have outstanding approximately 41 million shares of common stock, on an as converted basis, of which Tony Robbins and affiliated entities will own approximately 56%.

Anthony J. Robbins is internationally recognized as the world leader in peak performance results coaching. He is an international best selling author of five books and his PERSONAL POWER audio program is the number-one personal and professional coaching system of all time with more than 30 million tapes being used to transform lives worldwide. Robbins Research International, Inc., known as The Anthony Robbins Companies, is an acknowledged authority in the personal and professional improvement industry, conducting training and coaching programs worldwide. The company's dynamic contributions create positive transformations for individuals and organizations globally.

The Learning Annex is America's leading alternative adult education organization. It presents highly acclaimed speakers offering practical seminars aimed at transforming the professional, emotional, physical and creative lives of participants. Its classes are on the cutting edge of new business, social, scientific and spiritual trends in America.

GHS, Inc. is a public company whose current operating subsidiary, US NeuroSurgical, owns and operates stereotactic radiosurgery centers utilizing the Leksell Gamma Knife. The Company plans a spinoff of US NeuroSurgical to its common stockholders in the near future.

                                      # # #

Statements in this press release, other than statements of historical information, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. Actual performance and results may differ materially from the projected or suggested herein due to certain risks and uncertainties including, without limitation, the risks associated with the ability to consummate the transactions set forth above, management of growth, and competition, as well as operating risks. Those and other risks are described in the Company's filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or may be obtained upon request from the Company.